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                                                                   EXHIBIT 10.2

NOTE: THIS DOCUMENT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933. PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED AND ARE MARKED HEREIN BY "***". SUCH REDACTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.

AMENDED AND RESTATED
SPECTRAVISION AND INTERACTIVE SERVICES
NATIONAL AGREEMENT

THIS AMENDED AND RESTATED NATIONAL AGREEMENT (hereinafter referred to as the "National Agreement"), made this 31st day of August, 1993, but effective as of July 1, 1993, by and between Hyatt Corporation, a Delaware corporation, on its own behalf and on behalf of its subsidiaries and affiliates (hereinafter collectively called "Hyatt") and Spectradyne, Inc., a Texas corporation (hereinafter called "Spectradyne").

W I T N E S S E T H:

WHEREAS, Hyatt, located at 200 West Madison Street, Chicago, Illinois 60606, operates the Hyatt hotels set forth on Exhibit A attached hereto and made a part hereof;

WHEREAS, Spectradyne, located at 1501 North Plano Road, P. 0. Box 830775, Richardson, Texas 75083-0075, provides its Spectravision and Interactive Services, as hereinafter described, to certain of Hyatt hotels pursuant to that certain Spectravision and Interactive Services National Agreement dated July 26, 1989, but effective July 1, 1989 (the "Original National Agreement") and under separate license agreements and interactive services riders (the "Original Individual Agreements") made pursuant thereto (all such hotels and all other Hyatt hotels who utilize Spectradyne in the future are hereinafter individually called a "Hotel" and collectively called the "Hotels");

WHEREAS, the parties wish to amend and restate all of their rights and obligations under the original National Agreement pursuant to this National Agreement;

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby accepted and acknowledged the parties hereto agree as follows:

1.  National Agreement.

It is understood and agreed between the parties that the provisions of this National Agreement shall be included in and considered a part of the Individual License Agreements (as further defined in Section 5(a) of this National Agreement) as if


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the provisions of this National Agreement were incorporated therein. In the event any of the provisions of any Individual License Agreements are inconsistent with any of the provisions of this National Agreement, the provisions of this National Agreement shall prevail.

2.  Term.

(a) This National Agreement shall be for a seven (7) year term commencing on July 1, 1993 ("Commencement Date") and expiring on June 30, 2000 ("Expiration Date") unless terminated earlier in accordance with the provisions of this National Agreement.

(b) The provisions of this National Agreement notwithstanding, any Individual License Agreement may be suspended, at Hyatt's option, upon thirty (30) days prior written notice, in the event a Hotel or any material portion thereof is closed for renovation. In the event Hyatt chooses to suspend the Individual License Agreement, the applicable fees shall abate during such renovations and shall resume on the date when such Hotel or sections thereof reopen to the public.

(c) The provisions of this National Agreement notwithstanding, either party may cancel any Individual License Agreement in the event Hyatt ceases to manage a Hotel as of the date of such cessation. The cancelling party shall provide the non-cancelling party with at least thirty (30) days prior written notice of such cancellation.

(d) This National Agreement and the Individual License Agreements are subject to early termination in accordance with the provisions of section 18 herein and section 16 of the Individual License Agreements.

(e) Except for the reasons that constitute a force majeure as set forth in
Section 18 of this National Agreement, which would not be grounds for termination hereunder, this National Agreement may be cancelled by Hyatt upon the early termination of that certain Amended and Restated Spectramax National Agreement of even date herewith, between the parties hereto (the "Spectramax National Agreement").

3.  Spectravision and Interactive Services.

(a) Spectravision is a registered trademark of Spectradyne. Spectravision Services are the services of telecasting, in closed circuit, of pay-per-view movies over the hotel master antenna television system ("MATV") to television receivers located in Hotel guest rooms by means of transmission equipment manufactured, acquired, installed and maintained by Spectradyne or on Spectradyne's behalf. Interactive Services are software driven services which interface with Hotel property management systems and shall include, at a minimum, (i) interfaces with Hotel safes and bars, as applicable, and currently provided to


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the Hotels by vendors of such safes and bars; and, (ii) the following services:
Video Check-out/Account Review, Video Messages, Video Breakfast Menu, Instant Room Inventory, Bellman Assistance and Guest Comment Cards. Spectradyne shall use its best efforts to make its Interactive Services compatibly interface with safes and bars provided to the Hotels by any new vendors.

(b) Spectravision Services and Interactive Services shall be provided in the manner described throughout this National Agreement and the Individual License Agreements.

(c) On or before November 15, 1993, Spectradyne shall provide each Exhibit A Hotel with those Interactive Services described in Section 3(a)(i) above and, in English, those Interactive Services described in Section 3 (a) (ii) above as well as the following Spectravision Services: (i) Spectradyne's Guest Choice "A", on demand, in-room, guest pay movie and entertainment service ("Guest Choice"), which shall provide a selection of up to two hundred (200) tapes or movies available to guests for viewing on demand; and, (ii) pursuant to Phase One of the New Technology as more fully described in Section 4 (a) below, Spectradyne shall commence to equip the first Exhibit A Hotel and each Exhibit A Hotel thereafter with a method by which a minimum of eight (8) different television channels shall receive and deliver eight (8) regularly-scheduled programs of guest pay movies and entertainment service ("Guest Choice") including up to two hundred (200) movies and entertainment programs each day at the Hotel and which shall be available to Hotel guests for viewing on demand at any time in any one day. In connection with the Guest Choice service "on demand" shall mean that the system is capable of meeting a guest's request to view a particular selection within an average of three (3) minutes of initiation of such request. On or before April 30, 1994, the Interactive Services described in
Section 3(ii) above shall be available to all of the Exhibit A Hotels in Japanese, French, Spanish and German and each Hotel may select and Spectradyne shall provide those of the foregoing languages such Hotel deems desirable. Pursuant to Phase Two of the New Technology as more fully described in Section 4(b) below, on or before December 31, 1994, Spectravision Services shall include and Spectradyne shall provide to ninety percent (90%) of all Exhibit A Hotels, an advanced compressed digital means of providing on demand, in-room guest pay movie and entertainment services (as further described in Section 4(b) hereof) which shall replace the eight (8) regularly-scheduled movies or programs and shall be provided in addition to the Guest Choice service, unless otherwise determined by Hyatt in its sole discretion.

(d) It is understood and agreed that, except as otherwise provided below, Spectradyne shall have absolute control and discretion in the selection of movies to be projected at the hotels; provided, however, that Spectradyne shall provide (1) a method whereby a guest must reconfirm his movie or entertainment


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selection electronically before actually viewing the selection, (2) a method whereby a guest may select and preview up to three (3) movies or other entertainment selections for up to five (5) minutes apiece without charge, and
(3) a method whereby a guest will be able to electronically restrict movies or entertainment selections from being offered in his guest room by title, category, on a day-to-day basis or for the length of the guest's stay. Notwithstanding the foregoing, at no time shall Spectradyne offer movies or entertainment which, in the versions as presented, have been rated "XI" by the Motion Picture Association of America. At periodic intervals, Hyatt may review the entertainment offered by Spectradyne. If, in the reasonable opinion of Hyatt, following such review, Hyatt is of the opinion that the materials which are available for viewing would offend the sensibilities of a substantial number of Hyatt's guests in any Hotel, then Hyatt may notify Spectradyne in writing of such determination and Spectradyne shall provide an alternative movie or entertainment selection in that certain Hotel. In addition to the foregoing, the President of Hyatt Corporation, Thomas J. Pritzker, (or his successor), reserves the right, at any time from time to time, to veto the projection of any movie, regardless of its rating. Spectradyne agrees to immediately cease the projection of any and all such vetoed movies and provide an alternate movie which is acceptable to Hyatt. In the event that Spectradyne can demonstrate that Thomas
J. Pritzker's veto of a movie leads to adverse material economic consequences to Spectradyne, the parties agree to meet to discuss a mutually agreeable solution to avoid such adverse economic results.

(e) All movies shall be free of distortion and of a first class video quality. Any inferior tapes or other videos shall be replaced immediately.

(f) In supplying movies to any Hotel, Spectradyne will use its reasonable efforts not to violate any censorship rules or prohibitions applicable to the Hotel. To that end, Spectradyne shall inform Hyatt in writing of the movies proposed to be projected not later than seventy two (72) hours in advance of the scheduled projection. If any such movie is known by Hyatt to be in violation of the censorship rules or otherwise prohibited by Hyatt, Hyatt will promptly inform Spectradyne of such fact and Spectradyne shall provide a substitution acceptable to Hyatt. Spectradyne understands and agrees that Hyatt may not be familiar with the contents of each movie scheduled for projection at the hotels; therefore, Hyatt reserves the right to reasonably veto any movie which violates such censorship rules or prohibitions at any time prior to or during its projection.

(g) Hotel guests may view Spectravision in their guest rooms at the per view fee(s) set forth in the Individual License Agreements or otherwise agreed to between the parties.

(h) Spectradyne shall furnish, install and maintain certain monitoring equipment to monitor particular movies viewed in the


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guest rooms and to print out or interface such information for use by the Hotel in its billing.

(i) Hyatt agrees that the movies and such other video programming provided by Spectradyne under this Agreement remain the property of Spectradyne. Each Hotel shall (i) ensure that the movies and such other video programming are stored under the strictest reasonable security measures, and (ii) shall not allow anyone other than in-room Hotel guests and invitees to view the movies or such other video programming. Each Hotel shall not allow any copying under any circumstances of the movies or such other video programming and shall not allow the movies or such other video programming to be taken from the Premises.

4.  New Technology Rollout.

Spectradyne shall provide certain New Technology, as described below, to at least ninety percent (90%) of Exhibit A Hotels pursuant to a timetable and schedule for delivery as agreed upon in writing by Hyatt and Spectradyne for Exhibit A Hotels, but in no event later than the time frames specified below.

(a) Phase One (1). On or before November 15, 1993, Spectradyne shall commence to deploy and install, at its sole cost and expense, a new method and system of movie and entertainment delivery in the first Exhibit A Hotel and each Exhibit A Hotel thereafter. The new method will provide at least eight television channels for compressed digital television, video decoders, and integrated receiver decoders, and an appropriate microwave satellite dish antenna or earth station in order for Spectradyne to receive and to deliver eight (8) regularly-scheduled programs of movies or entertainment at each such hotel per day. Phase One (I) shall be completed by Spectradyne no later than March 31, 1994.

(b) Phase Two (II). Commencing on or before September 1, 1994, and ending no later than December 31, 1994, Spectradyne shall deploy and install, at its sole cost and expense, appropriate video store-and-forward equipment and the computer-drive equipment necessary to provide (i) on demand movie or entertainment programming in each Exhibit A Hotel already equipped with Phase I equipment, and (ii) a system whereby, per module, no fewer than thirty-two (32) users or separate Hotelroom guests can access a single title or entertainment program at the same time. Spectradyne shall add additional modules to each site, as necessary, to meet one hundred percent (100%) of guest demand, and allow simultaneous viewing by all who wish to view the same selection. All such programming in Phase II shall be available on demand to Hotel guests. For purposes of this paragraph "on demand" shall mean that the system is capable of meeting a guest's request to view a particular selection virtually instantaneously.

(c)  Spectradyne hereby covenants that such New Technology will


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be user-friendly and will meet those specifications and performance characteristics set forth on Exhibit C attached hereto and incorporated herein by reference.

5.  Individual Hyatt Spectravision Agreements.

(a) A number of Hotels have entered into Individual License Agreements and/or Interactive Services Riders with Spectradyne to provide Spectravision and Interactive Services at such Hotels. These original Individual Agreements along with all individual license agreements to be executed pursuant to Section 5 (b) hereof shall be the "Individual License Agreements" referenced hereunder and shall be subject to and governed by the terms of this National Agreement.

(b) Each Hyatt Hotel which is not already a party to an Original Individual Agreement desiring to retain Spectradyne to provide its Spectravision Services shall enter into an Individual License Agreement substantially in the form set forth as Exhibit B attached hereto and made part hereof.

(c) The term of each Individual License Agreement shall be coterminous with the term of this National Agreement.

(d)  Under no circumstances shall the term of any Individual
License Agreement automatically renew.

(e) Spectradyne agrees that any Hyatt Hotel set forth on Exhibit A is eligible for Spectravision and Interactive Services and the other benefits hereunder. Hyatt may, from time to time, add or delete Hyatt Hotels from Exhibit A. Any Hyatt hotel desiring to hire Spectradyne to provide Spectravision must enter into an Individual License Agreement which shall expire on the Expiration Date regardless of its commencement date. Hyatt shall use all commercially reasonable efforts to ensure that Hyatt hotels enter into Individual License Agreements.

6.  Additional Spectradyne-provided Equipment and TV Sets.

(a) In addition to the transmission, monitoring and related equipment and software heretofore furnished and/or installed at the Hotels, Spectradyne shall provide equipment necessary to deliver Spectradyne's Guest Choice service, and any equipment or software necessary to be installed in connection with providing Interactive Services or Spectravision Services using the New Technology. All of the foregoing equipment and software to be furnished and/or installed pursuant to this paragraph (a) shall hereafter be collectively referred to as the "Equipment" and shall be subject to the terms and conditions applicable to Equipment under this National Agreement and the Individual License Agreements.

(b) Except as otherwise provided for below, Spectradyne shall provide and install, free of charge, a number of new television


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sets and remote controls meeting the specifications described on Exhibit D attached hereto (the "TV Sets") equal to the number of television sets currently installed in all of the guest rooms at Exhibit A Hotels. In addition, Spectradyne shall deliver to each Hotel a number of spare TV sets equal to four percent (4%) of the number of television sets at such Hotel. Each Exhibit A Hotel will also receive at least one (1) character generator, free of charge. On a Hotel by Hotel basis, as the TV Sets are installed, each Hotel shall surrender to Spectradyne for trade-in the televisions sets currently in use at such property free and clear of all liens and encumbrances, provided the Hotel has or is able to easily procure title to such trade-in television sets. In the event the television sets currently in use at any Hotel are leased or financed by such Hotel and the Hotel is therefore unable to surrender them to Spectradyne free and clear of all liens and encumbrances, then the provisions of this Section 6(b) which references surrender of such trade-in television sets shall not apply to either Spectradyne or such Hotel until such time as Hotel is able to surrender same to Spectradyne at the expiration date of such lease or financing arrangement, free and clear of all liens and encumbrances.

(c) Such TV Sets and character generators shall be provided by Spectradyne at such Hotels and delivered to each Hotel in a sequence in accordance with the make and model number of each TV Set and character generator and in a quantity pursuant to a written plan of installation, which is agreed upon by Spectradyne and Hyatt; provided, however, all such TV Sets (except the spares) shall be fully installed on or before November 14, 1994. Upon delivery to each Hotel, Spectradyne shall convey to such Hotel good title to and ownership of the TV Sets (including all remote controls thereto) and the character generator for such Hotel, free and clear of any lien, claim or encumbrance. The TV Sets shall become the sole property of the Hotels and neither Spectradyne nor any third party shall have any right, title or interest in or claim to such TV Sets.

(d) In the event any Exhibit A Hotel is equipped already with "Smart Plug" television sets, Spectradyne may instead provide such Hotels with a *** trade credit per "Smart Plug" television set against future amounts due Spectradyne under such Hotels' Individual License Agreements, including refits, as necessary, to SpectraMate room units and Spectradyne remote control units containing the features set forth on Exhibit D.

(e) In the event Spectradyne submits to a plan of reorganization pursuant to the Bankruptcy laws of the United States, or enters into a plan for the benefit of creditors, Spectradyne shall cause Wells Fargo Bank to ratify that certain letter agreement between Wells Fargo Bank and Hyatt dated July 25, 1989, which pertains to certain Spectradyne equipment installed in Hyatt Hotels.

(f) The Hotels, at their sole cost and expense, shall provide and maintain one
(1) dedicated direct dial up voice quality


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circuit for use by Spectradyne for its monitoring system provided herein.

(g) During the term of this National Agreement, title to the Equipment is and shall remain with Spectradyne and title to all installed or delivered TV Sets is and shall remain with the respective Hotel.

(h) Upon the expiration or early termination of this National Agreement or any Individual License Agreement (other than pursuant to a default by Hyatt under Section 19 hereof), Hyatt may give notice no later than (30) days following such termination, at Hyatt's option to either:

         (i) have the Hotels purchase and/or obtain Spectradyne's interest in or right to use all or any portion of the existing Equipment, as determined solely by Hyatt, for an amount mutually agreed to be the fair market value of such Equipment and/or interest or right therein, except for any Equipment not owned by Spectradyne or Equipment which Spectradyne cannot convey any interest in or right to use. If, however, Hyatt and Spectradyne are unable to determine the fair market value of such Equipment and/or interest or right therein, the Equipment shall remain at the Hotel(s) as set forth in Section 6(h)(ii) below. In the event Hyatt elects to have the Hotels purchase such Equipment and/or interest or right therein, Spectradyne shall deliver to each respective Hotel free and clear title to such Equipment, along with the Bill of Sale upon receipt of payment of the agreed upon amount; or,

         (ii) require Spectradyne to keep and maintain all Equipment provided to the Hotels pursuant to the Spectramax National Agreement, including the license for the use of the on-site software required to operate such Equipment or provide the Interactive Services at the Hotels for a total rental,maintenance, license and service fee chargeable to the Hotels in the amount of *** per guest room per month for a term not to exceed thirty six (36) months; and,

         (iii) the parties agree that in the event Hyatt exercises its option to keep such Equipment in the Hotels pursuant to Section 6(h) (ii) above, Hyatt agrees not to use such Equipment to show in room pay-per-view movies and such other video programming.

         (iv) However, Hyatt may elect to offer guest pay movies and such other video programming through the rented Spectradyne Equipment provided that Spectradyne shall be the exclusive provider of those guest pay movies and such other video programming over the rented systems, and Spectradyne shall continue to pay the Hotels the fees specified in Section 9 below.

If Hyatt fails to exercise the option set forth in this section 6(h)(iv) upon termination of the rental period pursuant to


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Section 6 (h) (ii), Spectradyne may, following written notice, elect to remove the Equipment.

(i) In the event Hyatt elects to have the Hotels either purchase all or any portion of the Equipment and/or the interest and rights therein, or rent the Equipment from Spectradyne as described in Section 6(h) above, Spectradyne agrees to license to the Hotels for their use at no additional cost to Hyatt or the Hotels, the on-site software and any and all upgrades thereto, which are necessary to operate the Equipment or provide the Interactive Services for a period not to exceed thirty-six (36) months. After the end of the initial thirty-six (36) months, if the parties have not previously terminated this Agreement, it shall automatically renew for continuous ninety (90) day terms, until such time as one party provides the other party with ninety (90) days' prior written notice of intent to terminate. Spectradyne warrants and represents that it owns, free and clear, title to all such on-site software required to provide Interactive Services and to operate the Equipment.

7.  MATV.

(a) Each Hotel shall provide access to its MATV system to Spectradyne, which Spectradyne shall upgrade, at its sole cost and expense, to the minimum specifications set forth on Exhibit C attached hereto. The upgraded MATV System shall be capable of transmitting off-the-air channels or network programming, Interactive Services, and Spectravision Services compatible with the New Technology and with the highest possible picture quality. Such upgrades shall be performed on a schedule and timetables to be agreed upon in writing by Hyatt and Spectradyne.

(b) From time to time, Spectradyne has made and will make repairs to and replacement of Hotel's MATV. It is understood and agreed that before and after the completion date of the upgrade described in (a) above, all equipment which encompasses the MATV system is hereby considered property of the Hotel where such MATV is located.

8.  Maintenance.

(a)  Equipment, MATV Systems and TV Sets.

Spectradyne, at its sole cost and expense, shall service, repair, replace and maintain the Equipment, the MATV systems of the Hotels and the TV Sets (including the remote controls thereto) in good working condition. Spectradyne agrees to replace all lost remote control units and/or those TV Sets and remote control units broken beyond repair. All costs associated with such service, repairs, replacements and maintenance shall be borne by Spectradyne, except for repairs required due to the willful misconduct or gross negligence of Hyatt and its agents. Such repairs shall be made by Spectradyne at its cost and reimbursed by Hyatt.


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(b)  Service.

In addition to providing Hyatt automated diagnostic and repair services, Spectradyne shall at all times during the term hereof maintain or cause to be maintained a sufficient staff of trained technicians meeting the requirements of
Section 12 below who shall be available to perform such service, repairs, replacements and maintenance on the Equipment, the MATV, and the TV Sets (including the remote controls thereto). Spectradyne shall continue to maintain a "live" person service desk reachable twenty-four (24) hours a day, seven (7) days a week by phone and shall provide a guaranteed response of four (4) hours on any service calls.

9.  Fee.

(a) The Hotels shall, at no cost to Spectradyne, bill Hotel guests for viewing movies and such other video programming projected through Spectravision at the rate(s) agreed upon between Hyatt and Spectradyne as set forth in the Hotels' respective Individual License Agreements or as otherwise agreed to in writing. Billing shall be made on a daily basis in the same manner as other Hotel charges are billed to guests.

(b) In consideration of the rights and privileges granted to Spectradyne hereunder and under the Individual License Agreements, with respect to each month during the term hereof, Spectradyne shall pay each respective Hotel in accordance with the following formula: (i) in the event Gross Viewing Receipts generated by such Hotel for any month do not exceed *** per room, an amount equal to *** of the monthly Gross Viewing Receipts generated by each such Hotel (the "Commission Fee") and an amount equal to *** of the monthly Gross Viewing Receipts generated by such Hotel as an advertising allowance (the "Advertising Allowance"), and (ii) in the event Gross Viewing Receipts generated by such Hotel for any month exceed *** per room, an additional amount equal to *** of the monthly Gross Viewing Receipts generated by such Hotel in excess of *** per room (the "Revenue Share"). As used herein, "Gross Viewing Receipts" for any period shall mean the aggregate gross amount billed by Hyatt to Hotel guests during such period less (i) the amount of taxes, if any, chargeable to Hotel guests in connection with any viewing of movies, and (ii) any uncollectible charges theretofore billed to Hotel guests for viewing movies through the Spectravision System which were previously reported to Spectradyne to the extent such charges are written off on any Hotel's books during such period. All Advertising Allowances may be used by the Hotels for any advertising purposes they deem appropriate in their sole discretion and shall tn no way obligate the Hotels to use the funds to recognize or promote Spectradyne, any of its services, or their relationship with Spectradyne.

(c) The Commission Fee, Advertising Allowance and Revenue Share shall be payable monthly in accordance with the provisions of


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Section 10 of the Individual License Agreements.

(d) All Interactive Services shall be provided by Spectradyne to the Hotels at no cost to Hyatt or such Hotels.

(e) Spectradyne warrants and represents that the value provided to Hyatt Hotels hereunder is the best or better value provided by Spectradyne to any comparable hotel company's hotels and in particular is the best or better value provided by Spectradyne to hotels operated by Marriott Corporation and Hilton Hotels Corporation. Comparable hotels are defined as those hotels with like Spectradyne equipment and substantially similar movie or such other video programming, room counts, and guest occupancy rates. In the event that at any time during the term of this Agreement, Spectradyne shall offer a better combined value to any comparable hotel than that value provided to Hyatt, the value provided to Hyatt Hotels under this Agreement shall be automatically increased to the same level. In no event shall Marriott or Hilton hotels be considered non-comparable hotels. For purposes of this paragraph "value,, shall mean the value of (i) all fees, allowances and revenues, (ii) all Equipment including television sets and remote control units, (iii) all software, software licenses and/or other intellectual property rights, (iv) all services including installation, maintenance, repair and replacement, and (v) all cost savings or other benefits provided to the hotels, their parent companies or affiliates.

(f) On behalf of Spectradyne, each Hotel shall collect applicable taxes from Hotel guests and remit same to Spectradyne for payment by Spectradyne to the applicable government or governmental agencies. It is the responsibility of Spectradyne to provide Hyatt with notification as to the applicability of which taxes are to be collected by Hyatt on behalf of Spectradyne, including revisions thereof. In the event Spectradyne fails to pay any taxes when due, Hyatt shall have the right to remit such taxes to such agencies on behalf of Spectradyne and Spectradyne shall immediately reimburse Hyatt for payment of such taxes.

10.  Books and Records.

During the term of this National Agreement and the Individual License Agreements, the Hotels shall maintain books and records, in the form as determined by Hyatt, as such books and records are pertinent to the determination of Gross Viewing Receipts. The Hotels shall maintain such books and records for a period of not less than two (2) years following the expiration of the term of this National Agreement. Spectradyne may, during normal business hours, view such books and records at the respective Hotels upon seven (7) days' prior written notice.

11.  Marketing Funds.


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Spectradyne shall dedicate substantial marketing funds to the announcement of the agreement with Hyatt and promoting the fact that Hyatt will be offering the New Technology on a system wide basis.

12.  Personnel.

Spectradyne shall provide or cause to be provided adequate personnel and any subcontractors, as approved by Hyatt, to permit the timely completion of all work. All such personnel shall be trained and supervised in accordance with accepted industry practices and shall conform to the reasonable rules and regulations of Hyatt established from time to time by Hyatt for the conduct of, and in relation to, the employees of the contractors of the Hotels when such employees are on Hotel premises. Spectradyne's employees, subcontractors or agents shall be neat in appearance and shall wear badges identifying them as employees or representatives of Spectradyne.

13.  Equipment Material.

Spectradyne shall provide and maintain adequate equipment to permit timely completion of all operations and shall use materials which are in conformance with existing federal, state and local laws and ordinances.

14.  Licenses or Permits.

If any governmental license or permit shall be required of Spectradyne for the proper and lawful conduct of Spectradyne's business or other activity carried on, in or at any Hotel, or if a failure to procure such a license or permit might or would in any way affect the operations of any Hotel, then Spectradyne, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to inspection by Hyatt. Spectradyne, at its sole cost and expense, shall at all times comply with the requirements of each such license or permit.

Spectradyne shall, at its sole cost and expense, secure and maintain in full force and effect during the term of this National Agreement and every Individual License Agreement, all necessary patents, copyrights, distribution rights, music rights, licenses, intellectual property rights, releases, waivers and all other necessary consents of third parties required of Spectradyne to meet its obligations as set forth in this National Agreement.

15.  Compliance with Laws.

Spectradyne agrees, at its own expense, to comply promptly with all requirements of any federal, state and local laws and ordinances.

16.  Insurance.


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Spectradyne shall carry and maintain worker's compensation insurance in statutory amounts, comprehensive general liability insurance endorsed to include products and completed operations and contractual liability in a minimum amount of $1,000,000 combined single limit, and automobile liability insurance in a minimum amount of $1,000,000 combined single limit. All such policies (except workers' compensation) or certificates of insurance shall specifically state:
"Hyatt Corporation, its affiliates and subsidiaries and the owners of Hyatt hotels are named as additional insureds under the above policies; such insurance shall be primary and not contributory with Hyatt's insurance." Each policy shall provide that it may not be cancelled or changed without at least ten (10) days, prior written notice to Hyatt.

Spectradyne shall furnish to Hyatt a certificate of insurance evidencing such coverage prior to the commencement of services hereunder and shall continue to provide Hyatt with subsequent certificates of insurance evidencing uninterrupted compliance with the insurance requirement until the termination of this National Agreement.

Spectradyne shall provide Hyatt with certified copies of the policies required herein upon Hyatt's request.

17.  Indemnification.

Spectradyne shall defend, indemnify and hold harmless Hyatt Corporation, its affiliates and subsidiaries and the owners of Hyatt Hotels and each of their respective officers, directors, agents and employees from and against any and all actions, costs, claims, losses, expenses and/or damages, including reasonable attorney's fees, arising out of or in any way relating to or incidental to the performance of the services to be performed by Spectradyne hereunder or the presence of Spectradyne at the Hotels. Spectradyne shall further indemnify Hyatt Corporation, its affiliates and subsidiaries and the owners of Hyatt Hotels and each of their respective officers, directors, agents and employees from and against any and all actions, costs, claims, losses, expenses and/or damages, including reasonable attorneys, fees, for or arising out of bodily injuries to or the death of any Spectradyne's employees working at any Hotel, however caused or occasioned, excepting the willful misconduct or gross negligence of Hyatt.

Further, Spectradyne shall defend, indemnify and hold harmless Hyatt Corporation, its subsidiaries, affiliates and the owners of Hyatt Hotels, and each of their respective officers, directors, agents and employees from and against any claims, demands, causes of action, loss, cost and expense (including reasonable attorneys, fees) arising out of or in connection with or based upon a real or alleged breach by Spectradyne of the provisions of this National Agreement pertaining to Spectradyne's intellectual property rights, including, but not limited to, those provisions set forth in Sections 6(h)(i) and 6(h)(ii) above, and any claims, demands, causes of action, loss, cost, expense (including attorneys' fees) or fee based upon an alleged or actual infringement of any patent or copyright or an alleged unauthorized broadcast or use of any license as set forth in Section 14 above. Hyatt shall promptly notify Spectradyne for any matter for which indemnity is sought under this paragraph and, in any event, prior to the incurrence of any expenditures under this section.

Spectradyne agrees that it is as fully responsible for the acts and omissions of its subcontractors and of persons either directly or indirectly employed by them as it is for the acts and omissions of persons directly employed by Spectradyne. Spectradyne agrees to bind every subcontractor by the terms of this National Agreement so far as is applicable to the subcontractor's work. However, nothing contained in the provision of this National Agreement shall create any-contractual relationship between Hyatt and any subcontractor.

18.  Force Majeure.

Neither party shall have any liability for the failure to perform or a delay in performing any of its obligations under this National Agreement if that failure or delay is the result of any legal restriction, labor dispute, strike, boycott, flood, fire, unavoidable mechanical failure, electricity interruption or any other cause beyond the control of either party whether similar or dissimilar to the causes enumerated herein except in any case any event which can be cured or mitigated by the payment of money; provided, however, that the failure of Spectradyne to deploy and install the New Technology on the schedule established and as required pursuant to Section 4 of this National Agreement shall under no circumstances be deemed a force majeure event.

19. Default. (a) In the event that (i) Spectradyne fails to begin Phase Two installations of the New Technology by September 1, 1994, (ii) Spectradyne fails to deliver all of the New Technology to at least ninety percent (90%) of the Exhibit A Hotels on or before December 31, 1994, (iii) Spectradyne fails to install the new TV Sets in, or provide the trade credit to, Exhibit A Hotels in accordance with Section 6 above on or before November 14, 1994, or (iv) the New Technology fails to meet the standards set forth on Exhibit C, then Hyatt may terminate this National Agreement upon one hundred eighty (180) days prior written notice. In the event of such termination, in addition to all other remedies available to Hyatt at law or equity, each Hotel shall retain ownership of all TV Sets installed in or delivered to such Hotel prior to the effective date of such termination.

(b) In the event that Spectradyne fails, in any material way, to provide the services described in Section 8 above, to Hyatt's sole satisfaction, Hyatt or any Hotel, at its sole option, upon three (3) days' notice to Spectradyne and opportunity to cure, may elect to have such service(s) performed by another vendor at the sole cost and expense of Spectradyne. All amounts owed by Spectradyne under this paragraph shall be deducted from amounts payable to Spectradyne by the applicable Hotel. Hyatt shall provide Spectradyne, at Spectradyne's request, with copies of any such amounts.

(c) Except (i) as otherwise provided in paragraph (a) and (b) above, and (ii) for the reasons that constitute force majeure as set forth in Section 18 hereinabove, in the event that either Hyatt or Spectradyne fails to perform or comply with any other material obligation under this National Agreement or the Amended and Restated Spectramax National Agreement or any Individual License Agreement or Hyatt Spectramax Agreement that failure shall constitute a default. The non-defaulting party shall notify the defaulting party in writing of the failure and default. In the event the default is not remedied to the satisfaction of the party having given such notice within forty five (45) days after receipt of notice, or if such default is of a nature that it cannot, with due diligence and in good faith, be cured within forty five (45) days and such defaulting party fails to proceed promptly and with due diligence and in good faith to cure the same, then the non-defaulting party may declare this National Agreement or the Amended and Restated Spectramax National Agreement or any or all of the Individual License Agreements and Hyatt Spectramax Agreements, as appropriate, terminated as of the one hundred and eightieth (180th) day following delivery of the original notice. In the event that this National Agreement is terminated pursuant to this Section 191 all the Individual License Agreements shall automatically terminate on the same terms without further action or notice of any kind by Hyatt.

20.  Test sites.

Spectradyne understands and agrees that from time to time, during the term of this National Agreement and the Individual License Agreements, Hyatt may use certain of the Hotels as test sites side-by-side with existing and operating Spectradyne equipment for the purpose of investigating and evaluating the services offered by other companies which provide services which are the same as or similar to the services provided by Spectradyne, so long as such testing causes no damage to Spectradyne nor uses its Equipment. Any such test shall not exceed a period of ninety (90) days. Hyatt shall not be deemed to be in default of this National Agreement or the Individual License Agreements in the event any testing is conducted at a Hotel serviced by Spectradyne.

21.  Independent Contractor.

Spectradyne is an independent contractor and all persons employed to furnish services hereunder are employees or agents of

Spectradyne and not of Hyatt.

22.  Notices.

All notices, requests, demands and other communications hereunder shall be in writing and delivered or mailed with postage prepaid, to the party intended at its address as hereinbefore set forth.

23.  Binding.

This National Agreement shall inure to and bind the successors, assigns and representatives of the parties; provided, however, this National Agreement may not be assigned by Spectradyne without the prior written consent of Hyatt. Spectradyne shall not have the right to subcontract its obligations as set forth herein to third parties without the prior written approval of Hyatt.

24.  Governing Law.

This National Agreement is subject to and governed by the internal laws of the State of Illinois without regard to the external laws or federal laws pertaining to conflicts of laws.

25.  Entire Agreement

This National Agreement contains the entire agreement between the parties hereto; no representations, inducements, promises or agreements, oral or other, between the parties not embodied herein, shall be of any force or effect.

26.  Amendment of Agreement.

This National Agreement may be amended only by a written instrument signed by the parties hereto.

27.  Legal Fees.

In the event any legal action is taken by either party against the other party to enforce any of the terms and conditions of this National Agreement, it is agreed that the unsuccessful party to such action shall pay to the prevailing party therein all court costs, reasonable attorneys' fees or other professional fees and expenses incurred by the prevailing party.

28. Heading

The headings used in this National Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this National Agreement nor the intent of any provision thereof.

29.  Hyatt-Agent.

Spectradyne acknowledges that Hyatt acts as the agent of the owners of the Hotels and any action or obligation to be performed or carried out by any Hotel hereunder shall be performed by Hyatt solely in its capacity as agent for the owner of such Hotel. Accordingly, Spectradyne acknowledges that Hyatt's obligations in this Agreement in respect of matters relating to Hotels are obligations of Hyatt as agent only.

IN WITNESS WHEREOF, the parties have executed this National Agreement as of the day and year first above written.

HYATT CORPORATION, on its own
behalf and on behalf of its
subsidiaries and affiliates

BY:  /s/ Peter D. Connolly

Printed Name: Peter D. Connolly
Title: Vice President Hyatt Corporation

SPECTRADYNE, INC.,

a Texas corporation

By:  /s/ Albert D. Jerome

Printed Name: Albert D. Jerome
Title: President and Chief Executive Officer

LH:corp\specvis

Spectravision Exhibits

Exhibits    Description

A    Amended and Restated List of Hyatt Hotels

B    Form of License Agreement

C    New Technology Features

D    Television Features

EXHIBIT A

AMENDED AND RESTATED LIST OF HYATT HOTELS

Hyatt Regency Albuquerque
330 Tijeras NW
Albuquerque, NM 87102

Hyatt Arlington
1325 Wilson Blvd.
Arlington, VA 22209

Hyatt Regency Atlanta
265 Peachtree St., NE
Atlanta, GA 30303

Hyatt Regency Austin
208 Barton Springs
Austin, TX 78704

Hyatt Regency Beaver Creek
136 East Thomas Place
Avon, CO 81620

Hyatt Regency Bethesda
One Bethesda Metro Center
Bethesda, MD 20814

Hyatt Regency Cambridge
575 Memorial Drive
Cambridge, MA 02139

Hyatt Regency Cerromar Beach
Dorado, Puerto Rico 00646

Hyatt Cherry Hill
2349 West Marlton Pike
Cherry Hill, NY 08002

Hyatt Regency Cincinnati
151 West 5th Street
Cincinnati, OH 45202

Hyatt Regency Coral Gables
50 Alhambra Plaza
Coral Gables, FL 33134

Hyatt Regency Alicante
100 Plaza Alicante
Harbor & Chapman Blvd.
Garden Grove, CA 92640

Hyatt Regency Aruba

L.G. Smith Blvd. 85
Palm Beach, Aruba

Hyatt Regency Baltimore
300 Light Street
Baltimore, MD 21202

Hyatt Regency Bellevue
900 Bellevue Way, N. E.
Bellevue, WA 98004

Hyatt Regency Buffalo
Two Fountain Plaza
Buffalo, NY 14202

Hyatt on Capitol Square
75 East State Street
Columbus, OH 43215

Hyatt Charlotte
5501 Carnegie
Charlotte, NC 28209

Hyatt Regency Chicago
151 East Wacker Drive
Chicago, Illinois 60601

Hyatt Regency Crown Center
2345 McGee Street
Kansas City, MO 64108

Hyatt Regency Columbus
350 North High Street
Columbus, OH 43215

Hyatt Regency Crystal City
2799 Jefferson Davis Hwy.
Arlington, VA 22202

Hyatt Regency Dallas
300 Reunion Boulevard
Dallas, TX 75207

Hyatt Deerfield
1750 Lake Cook Road
Deerfield, IL 60015

Hyatt Dorado Beach
Dorado, P.R. 00646

Hyatt Fair Lakes
12777 Fair Lakes Circle
Fairfax, VA 22033

Hyatt Regency Grand Cypress
One Grand Cypress Blvd.
Orlando, FL 32836

Hyatt Regency Greenwich
1800 East Putnam Avenue
Old Greenwich, CT 06870

Hyatt Regency Hill Country
Resort
9800 Resort Drive
San Antonio, TX 78251

Hyatt Regency Houston
1200 Louisiana Street
Houston, TX 77002

Hyatt Regency Irvine
17900 Jamboree Boulevard
Irvine, CA 92714

Hyatt Regency Kauai
1571 Poipu Road
Koloa, HI 96756

Hyatt Regency DFW Airport
International Pkway.
DFW Airport, TX 75261

Hyatt Regency Dearborn
Fairlane Town Center
Dearborn, MI 48126

Hyatt Regency Denver
1750 Welton Street
Denver, CO 80202

Hyatt Dulles
2300 Dulles Corner Blvd.
Herndon, VA 22070

Hyatt at Fisherman's Wharf
555 N. Point Street
San Francisco, CA 94133

Hyatt Grand Champions Resort
44-600 Indian Wells Ln.
Indian Wells, CA 92210

Hyatt Regency Greenville
220 North Main Street
Greenville, SC 29601

Harborside Hyatt Conference

Center & Hotel
101 Harborside Drive
Boston, MA 92128

Hyatt Regency Hilton Head
at Palmetto Dunes
P.O. Box 6167
Hilton Head, SC 29938

Hyatt Regency Indianapolis
One South Capitol Avenue
Indianapolis, IN 46204

Hyatt Islandia
1441 Quivira Road
San Diego, CA 92109

Hyatt Key West
601 Front Street
Key West, FL 33040

Hyatt Regency Knoxville
500 Hill Avenue, SE
Knoxville, TN 37901

Hyatt Regency Lake Tahoe
Resort & Casino
111 Country Club Drive
Incline Village, NV 89450

Hyatt Lisle
1400 Corporetum Drive
Lisle, IL 60532

Hyatt Regency Long Beach
200 South Pine Avenue
Long Beach, CA 90802

Hyatt Regency Los Angeles
711 South Hope Street
Los Angeles, CA 90017

Hyatt Regency Maui
200 Nohea Kai Drive
Lahaina, Maui
Hawaii 96761-1990~

Hyatt Regency Milwaukee
333 West Kilbourn Avenue
Milwaukee, WI 53203

Hyatt Regency Monterey
One Old Golf Course Road
Monterey, CA 93940

Hyatt Regency New Orleans
Poydras Plaza & Loyola Avenue
New Orleans, LA 70140

Hyatt Newporter
1107 Jamboree Road
Newport Beach, CA 92660

Hyatt Regency Oak Brook
1909 Spring Road
Oak Brook, IL 60521

Hyatt Regency LaJolla
3777 LaJolla Village Drive
San Diego, CA 92122

Hyatt Regency Lexington
400 West Vine Street
Lexington, KY 40507

The Lodge
Ronald Lane
Oak Brook, IL 60521

Hyatt at Los Angeles Airport
6225 West Century Boulevard
Los Angeles, CA 90045

Hyatt Regency Louisville
320 West Jefferson
Louisville, KY 40202

Hyatt Regency Miami
400 SE Second Avenue
Miami, FL 33131

Hyatt Regency Minneapolis
1300 Nicollet Mall
Minneapolis, MN 55403

Hyatt Regency New Brunswick
Two Albany Street
New Brunswick, NJ 08901

Grand Hyatt New York
Park Avenue at Grand Central
New York, NY 10017

Hyatt Regency O'Hare
9300 West Bryn Mawr
Rosemont, IL 60018

Hyatt Orlando
6375 West Irlo Bronson

Memorial Highway
Kissimee, FL 32741

Hyatt Regency Orlando
International Airport
9300 Airport Boulevard
Orlando, FL 32827

Park Hyatt Chicago
800 North Michigan Avenue
Chicago, IL 60611

Hyatt Regency Phoenix
122 North Second Street
Phoenix, AX 85004

Hyatt Regency Pittsburgh
112 Washington Place
Pittsburgh, PA 15219

70130 Hyatt Regency Reston
1800 President Street
Reston, VA 22090

Hyatt Regency Rochester
125 East Main Street
Rochester, NY 14604

Hyatt Rickeys
4219 El Camino Real
Palo Alto, California 94306-4493

Hyatt Regency San Antonio
123 Losoya
San Antonio, TX 78205

Hyatt Regency San Francisco
Airport
San Diego, CA 92101
Burlingame, CA 94010

Hyatt Regency San Francisco
5 Embarcadero Center
San Francisco, CA 94111

Hyatt Regency Sarasota
1000 Boulevard of the Arts
Sarsota, FL 33577

Park Hyatt San Francisco
At Embarcadero Center
333 Battery Street
San Francisco, CA 94111

Park Hyatt Washington
1201 24th Street NW
Washington, D.C. 20037

Hyatt on Printers Row
500 South Dearborn
Chicago, IL 60605

Hyatt Regency Princeton
102 Carnegie Center
Princeton, NJ 08540

Hyatt Richmond
6223 Broad Street
Richmond, VA 23230

Hyatt Regency Sacramento
1209 "L" Street
Sacramento, CA 95814

Hyatt Regency San Diego
One Market Place
San Diego, CA 92101

Grand Hyatt San Francisco
345 Stockton Street
San Francisco, CA 94108

Hyatt San Jose
1740 North First Street
San Jose, CA 95112

Hyatt Regency Savannah
Two West Bay Street
Savannah, GA 31401

Hyatt Regency Scottsdale
7500 East Doubletree
Ranch Road
Scottsdale, AZ 85258

Hyatt Regency St. Louis
at Union Square
One St. Louis Union Square
St. Louis, MO 63103

Hyatt Regency Suites Perimeter
Northwest
2999 Windy Hill Road
Marietta, GA 30067

Hyatt on Sunset
8401 Sunset Boulevard
West Hollywood, CA 90069

Hyatt Regency Vancouver
655 Burrard Street
Vancouver, B.C.
Canada V6C 2R7

Grand Hyatt Washington
1000 H Street NW
Washington, DC 20001

Hyatt Westlake Plaza
880 South Westlake Boulevard
Westlake Village, CA 91361

Hyatt Regency St. John
P.O. Box 8310
Great Cruz Bay, St. John
US Virgin Islands 00830

Hyatt Regency Suites Palm Springs
285 North Palm Canyon Drive
Palm Springs, CA 92262

Hyatt Regency Tech Center
7800 E. Tufts Avenue
Denver, Colorado 80237

Hyatt Regency Tampa
Two Tampa City Center
Tampa, FL 33602

Hyatt Regency Waikiki
2424 Kalakaua Avenue
Honolulu, Oahu
HI, 96815

Hyatt Regency Washington
400 New Jersey Avenue, NW
Washington, D. C. 20001

Hyatt Regency Westshore
6200 Courtnery Campbell Cswy.
Tampa, FL 33607

Hyatt Regency Woodfield
1800 East Golf Road
Shaumburg, Illinois 60173

EXHIBIT B

LICENSE AGREEMENT

BY THIS AGREEMENT made this _____ day of _________________ 199__, between HYATT CORPORATION, as agent of with offices at 200 West Madison Street, Chicago, Illinois 60606, (hereinafter "Hyatt"), and SPECTRADYNE, INC., a Texas corporation, with offices at 1501 North Plano Road, Richardson, Texas 75083 (hereinafter "Spectradyne"), the parties hereby RECITE and AGREE as follows:

RECITALS

A. Spectradyne is engaged in the business of telecasting, in closed-circuit, movies over hotel master antenna television systems to television receivers located in hotel guest rooms-by means of equipment manufactured, supplied, acquired, installed and maintained by Spectradyne or on behalf of Spectradyne (sometimes referred to herein as "Spectravision") and providing certain interactive services which interface with hotel property management systems including (i) Hotel guest room safe and bar interfaces, as applicable, and (ii) other services including Video Check-Out/Account Review, Video Messages, Video Breakfast Menu, Instant Room Inventory, Bellman Assistance and Guest Comment Cards (collectively referred to herein as "Interactive Services").

B. Hyatt is the operator of that certain hotel known as the ___________________ (the "Hotel") located at ___________________. The Hotel is equipped with a master antenna television system (herein collectively called the "MATV"), which is a network of cables, wall taps, antennas and specially designed radio frequency signal processing components, which receive, process, amplify and distribute video and audio TV and FM signals from a central location on to a multiplicity of televisions within a building or group of buildings.

C. The parties desire to enter into an agreement whereby Spectradyne will provide to the Hotel upon the terms herein provided, Spectravision and Interactive Services.

AGREEMENT

In consideration of their respective covenants, the parties hereto mutually agree as follows:

1.  Amended and Restated National Agreement.

This Agreement is subject to and governed by the terms and conditions of that certain Amended and Restated Spectravision and Interactive Services National Agreement effective July 1, 1993, between Hyatt Corporation on its own behalf and on behalf of its subsidiaries and affiliates and Spectradyne, Inc. (the "National Agreement"). Capitalized terms which are contained in this

Agreement shall have the same definition and meaning as provided for under the National Agreement unless specifically defined differently herein. In the event any of the provisions of this License Agreement conflict with the provisions of the National Agreement, the provisions of the National Agreement shall prevail.

2.  Installation of Equipment.

  (a) Spectradyne shall, at its sole cost and expense, and at the time and in the manner hereinafter provided, install in or furnish to the Hotel all of the Equipment which shall consist of the following: (i) equipment for the transmission of video programming over the MATV, and such other equipment as shall be necessary, in the opinion of Spectradyne, as approved by Hyatt, for telecasting movies and such other video programming in all guest rooms of the Hotel (all such equipment being herein called "Transmission Equipment"); (ii) equipment or software necessary, in the opinion of Spectradyne, as approved by Hyatt, to provide the Interactive Services; (iii) equipment designed to monitor the particular programs viewed in the guest rooms and to print out the information--for billing purposes (all such equipment being herein referred to as ("Monitoring Equipment"); and, (iv) all equipment or software necessary, in the opinion of Spectradyne, as approved by Hyatt, in connection with provision of the New Technology described in the National Agreement. All of the equipment and software furnished and/or installed pursuant to this subparagraph (a) is herein collectively referred to as the "Equipment".

(b) Spectradyne shall, as soon as practicable, commence installation in the Hotel of the Equipment. Spectradyne shall furnish _____ Television Sets (number is devised in accordance with the number of Hotel guest rooms) meeting the specifications outlined in the National Agreement (the "TV Sets") plus _____ spare TV Sets in the Hotel and will use commercially reasonable efforts to timely complete such installation of the Equipment and the TV Sets so that the telecasting service to be provided hereunder by Spectradyne shall be available for use by guests of the Hotel not later than sixty (60) days after the Installation of Equipment commences. Upon installation of the Equipment at the Hotel and pursuant to Section 6 of the National Agreement as it applies to the TV Sets, Spectradyne shall either (i) convey to the Hotel good title to and ownership by the Hotel of the TV Sets (including all remote controls thereto) and the character generator for such Hotel, free and clear of any lien, claim or encumbrance. The TV Sets shall become the sole property of the Hotel and neither Spectradyne nor any third party shall have any right, title or interest in or claim to such TV Sets; or, (ii) accept the Hotel's surrender to Spectradyne for trade-in all television sets as soon as they are free and clear of all liens and encumbrances and title to the TV Sets provided by Spectradyne shall pass to the Hotel, along with the bill of sale. Spectradyne shall warrant that such TV Sets are free and clear of all liens and encumbrances as stated in 2(b)(i) above; or, (iii) provide a trade credit of *** per "Smart Plug" television set at the Hotel against future amounts due Spectradyne under this Agreement, including refits, as necessary, to SpectraMate room units and Spectradyne remote control units containing the features set forth on Exhibit D of the National Agreement.

(c) As herein used, the term "installation of Equipment" shall include upgrading the MATV as provided in the National Agreement, connecting the Equipment to the MATV system and all other work required to provide the Spectravision and Interactive Services, along with all necessary monitoring of guest viewing to all Hotel guest rooms. In this connection all of the elements in the Hotel, including the TV Sets, the Equipment and the MATV, functioning as a telecasting service, are herein collectively referred to as the "System".

(d) Immediately upon execution of this License Agreement, Hyatt shall (i) make available at no cost to Spectradyne a non-public area in the Hotel comprising approximately twenty (20) square feet which is reasonably satisfactory to Spectradyne to be used for the installation of the Transmission Equipment and which is hereinafter referred to as the "Transmission Location." Hotel shall provide at no cost to Spectradyne an appropriate area located near the cashier and billing departments for the installation of the Monitoring Equipment and the Hotel shall (ii) permit Spectradyne to conduct a technical inspection of the MATV and related facilities to determine the adequacy thereof for providing the telecasting services herein contemplated, and (iii) give Spectradyne access to the MATV and to such areas of the Hotel (including the guest rooms) as may be reasonably necessary for installing the Equipment, upgrading the MATV, and making the necessary connections to the MATV so as to permit the telecasting of movies from the Transmission Location over the MATV. In this connection, Spectradyne is hereby authorized:

(1) with the prior approval of Hyatt and at Spectradyne's expense to make such changes in the MATV as shall be required to provide Spectradyne's services, consistent with the requirements of the National Agreement, and

(2) to connect the output cable from Spectradyne's systems to the MATV and the TV Sets located in the Hotel guest rooms and, to the extent required, to install wires, cables, conduits, risers and other similar devices throughout the Hotel; provided, however, that such installations comply with all applicable laws or regulations, are reasonably acceptable to Hyatt, and do not violate any reasonable rules or regulations established by Hyatt or any Hotel from time to time governing work to be performed on Hotel premises.

(e) In the event Hyatt installs services requiring signals on the MATV, such signals shall not impair the operation or signal quality of Spectradyne's services.

3. Rights and Obligations of the Parties with Respect to the Equipment.

(a) Notwithstanding the fact that parts thereof may be affixed to the Hotel, the Equipment shall remain the property of spectradyne and/or its partners or suppliers throughout the term hereof. However, Spectradyne hereby acknowledges that the Hotel retains the rights in the television sets Spectradyne provided to the Hotel, in conjunction with the provisions of Section 6 of the National Agreement. Hyatt acknowledges that the Equipment and the manner of its operation as part of the System are proprietary to Spectradyne and other third parties. Accordingly, Hyatt will use all reasonable efforts to ensure that information regarding and access to the System is not given to any person or persons other than personnel authorized by Spectradyne. Such restrictions shall not apply during emergency situations.

(b) At the expiration or earlier termination of this Agreement as herein provided and subject to the terms of Section 6 of the National Agreement. Spectradyne shall have the right, at its sole risk, cost and expense, to remove the Equipment. Spectradyne shall effect such removal within thirty (30) days from the expiration or termination of this Agreement in a neat and workmanlike manner.

(c) Spectradyne shall, at its sole cost and expense, repair any damage to the Hotel caused by the installation, removal, repair, servicing, maintenance or replacement of the Equipment, or any part thereof, at its sole cost and expense, and shall return the Hotel premises to its original condition at the time of installation, normal wear and tear excepted.

(d) Spectradyne shall, diligently throughout the term hereof, maintain the Equipment, the TV Sets (complete with remote control units) and the MATV in good operational condition and make all necessary repairs thereto and service all replacements thereof, at its sole cost and expense. In this connection, Spectradyne agrees to:

(i) designate technical representatives to provide maintenance as needed (and Hyatt will designate an engineer of the Hotel staff for the day-to-day control of operations); and,

(ii) bear the responsibility for transmitting and maintaining a good quality signal for distribution through the MATV consistent with the requirements of the National Agreement. Spectradyne agrees to replace all lost remote control units or those television sets and remote control units broken beyond repair. The foregoing provisions notwithstanding, in the event of any damage to or loss of the Equipment, the TV Sets, the MATV or any part thereof caused by the willful misconduct or grossly negligent act of Hyatt or any of its employees, any repairs or replacements necessitated by such damage shall be at the expense of Hyatt, but in such event Spectradyne agrees to effect such repair or replacement at Spectradyne's actual cost.

4.  Grant of Licenses: Term.

(a) The date when installation of the Equipment shall be completed and the System shall be completely operational is herein referred to as the "Term Commencement Date"; provided, however, such Term Commencement Date shall not be prior to the opening date of the Hotel, as designated by the Hotel general manager.

(b) Hyatt hereby grants to Spectradyne, for a term commencing on the Term Commencement Date and terminating on June 30, 2000, without further action or notice of any kind by either Hyatt or Spectradyne, an exclusive license (the "License,,) which is contingent upon Spectradyne's continued ability to meet it's obligations as set forth in this Agreement and the National Agreement to supply to the Hotel the service of telecasting, in closed-circuit, pay per view movies over the MATV to television receivers located in the guest rooms of the Hotel and supply the Hotel with Interactive Services. Upon approval of Hyatt, Spectradyne may telecast various other programs, such as local travelogue films, conventions and trade shows at a mutually satisfactory fee arrangement.

(c) In the event that during the term hereof, Hyatt and Spectradyne shall agree to replace the Transmission Equipment as provided in Section 2 hereof with new Transmission Equipment, then such replacement shall be completed in a timely manner on a schedule as agreed upon between Hyatt and Spectradyne.

(d) Spectradyne shall have the exclusive right to provide Spectravision and Interactive Services in the Hotel during the term hereof subject to the Default provisions of the of this Agreement and the National Agreement. The Interactive Services to be provided hereunder shall interface with all Hotel guest room safes and bars, unless such safes or bars are provided by vendors other than those used by Hyatt Hotels as of August 27, 1993. In such event, Spectradyne shall use its best efforts to make its Interactive Services compatibly interface with the Hotel's safes and bars. Further, the other Interactive Services shall be available to the Hotel in the following languages: English, ________, ________, ________, ________, (to be determined by the Hotel). Spectradyne and Hyatt shall agree to cooperate to ensure that such telecasting services do not interfere with the operation, of either Party's Transmission Equipment or such other services, as the case may be; provided, however, Hyatt may, at Hyatt's sole cost, desire that certain similar or other services (including, but not limited to, other interactive services) be available at the Hotel, such as but not limited to, video cassette players to deliver programming that does not compete with the Spectravision Service (video recorders being specifically prohibited). Spectradyne is hereby granted the non-exclusive right to bid to provide such desired services.

(e) Upon the early termination of this Agreement (other than pursuant to a default by Hyatt under Section 16 hereof), Hyatt may give notice no later than thirty (30) days following such termination, at Hyatt's option to either,

         (i) purchase and/or obtain Spectradyne's interest in or right to use all or any portion of the existing Equipment, as determined solely by Hyatt, for an amount mutually agreed to be the fair market value of such equipment and/or interest or right therein, except for any Equipment not owned by Spectradyne or Equipment which Spectradyne cannot convey any interest in or right to use. If, however, Hyatt and Spectradyne are unable to determine the fair market value of such Equipment and/or interest or right therein, such Equipment shall remain at the Hotel as set forth Section 4(e)(ii) below. In the event Hyatt elects to purchase such Equipment and/or interest or right therein, Spectradyne shall deliver to Hyatt free and clear title to such Equipment along with the Bill of Sale upon receipt of payment of the agreed upon amount; or,

         (ii) require Spectradyne to keep and maintain all Equipment provided to the Hotel pursuant to a Hyatt Spectramax Agreement including the license for the use of the on-site software required to operate the Equipment or provide the Interactive Services at the Hotel for a total rental, maintenance, license and service fee in the amount of *** per guest room per month for a term not to exceed thirty-six (36) months; and,

         (iii) the parties agree that in the event Hyatt exercises its option to keep the Equipment in the Hotel pursuant to Section 4(e)(ii) above, Hyatt' agrees not to use the Equipment to show in room pay-per-view movies and such other video programming.

         (iv) However, Hyatt may elect to offer guest pay movies and such other video programming through the rented Spectradyne Equipment and Spectradyne shall be the exclusive provider of those guest pay movies over the rented systems, and Spectradyne shall continue to pay Hyatt the fee specified in Section 10 below.

If Hyatt fails to exercise the option set forth in this section 4(e)(iv) upon termination of the rental period pursuant to Section 4(e)(ii), Spectradyne may, following written notice, elect to remove the Equipment.

(f) In the event Hyatt elects to either purchase all or any portion of the Equipment and/or the interest, or rights therein, or rent the Equipment from Spectradyne as described in Section 4(e) above, Spectradyne agrees to license to Hyatt, for Hyatt's use, at no additional cost to Hyatt, the on-site software and any and all upgrades thereto, which are necessary to operate the Equipment or provide the Interactive Services for a period not to exceed thirty-six (36) months. After the end of the initial thirty-six (36) months, if the parties have not previously terminated the Agreement, it shall automatically renew for continuous ninety
(90) day terms, until such time as one party provides the other party with ninety (90) days, prior written notice of intent to terminate. Spectradyne warrants and represents that it owns free and clear title to all such on-site software required to provide Interactive Services and to operate the Equipment.

(g) This Agreement shall automatically terminate upon the expiration or earlier termination of the National Agreement.

(h) In the event that Hyatt shall for any reason cease to be manager or operator of the Hotel, either party shall have the right to terminate this Agreement as of the date of such cessation of management or operations. The cancelling party shall provide the non-cancelling party with at least thirty (30) days prior written notice of such termination.

(i) This Agreement may be suspended, at Hyatt's option, upon thirty (30) days prior written notice in the event the Hotel or any portion thereof is closed for renovation. In the event Hyatt chooses to suspend this Agreement, all applicable fees shall abate during such renovations and shall resume on the date when the Hotel or sections thereof reopen to the public.

5.  Ownership of Equipment, MATV and TV Sets.

(a) Title to the Equipment shall remain with Spectradyne and/or its partners or suppliers except as provided for otherwise below.

(b) Title to the MATV and the TV Sets is and shall remain with the Hotel. It is agreed that all items which. encompass the MATV before and after the date of the completion of the upgrades thereto pursuant to the National Agreement are hereby deemed property of the Hotel.

6.  standard for Selection of Movies.

(a) Spectradyne shall supply, for projection through the System, Spectradyne's Guest Choice "A", on demand, in-room guest pay movie and entertainment service ("Guest Choice"), which shall provide a selection of up to two hundred (200) tapes or movies available to guests for viewing on demand. In addition, pursuant to the requirements described in the National Agreement, Spectradyne shall provide an advanced compressed digital means of providing on demand, in room guest pay movies and entertainment (the "New Technology"). For purposes of this Agreement, in connection with Guest Choice service, "on demand" shall mean that the system is capable of meeting a guest's request to view a particular selection within an average of three (3) minutes of initiation of such request. In connection with the New Technology service "on demand" shall mean that the system is capable of meeting a guest's request to view a particular selection virtually instantaneously. It is the intent of the parties hereto that, except as otherwise provided below, Spectradyne shall have absolute control and discretion in the selection of movies to be exhibited at the hotels; provided, however, that Spectradyne shall provide (i) a method whereby a guest must reconfirm his movie or entertainment selection electronically before actually viewing the selection, (ii) a method whereby a guest may select and preview up to three (3) movies or other entertainment selections for up to five (5) minutes apiece without charge, and (iii) a method whereby a guest will be able to electronically restrict movies from being offered in his guest room by title, category, on a day-to-day basis or for the length of the guest's stay.

(b) Notwithstanding the foregoing, at no time shall Spectradyne offer movies or entertainment which, in the versions as presented, have been rated "XI' by the Motion Picture Association of America. At periodic intervals, Hyatt may review the entertainment offered by Spectradyne. If, in the reasonable opinion of Hyatt, following such review, Hyatt is of the opinion that the materials which are available for viewing would offend the sensibilities of a substantial number of Hyatt's guests in a certain hotel, then the provisions of the National Agreement shall apply.

(c) All movies shall be free of distortion and of a first class video quality. Any inferior video tapes or other videos shall be replaced immediately.

(d) In supplying movies to the Hotel, Spectradyne will use its reasonable efforts not to violate any censorship rules or prohibitions applicable to the Hotel. To that end, Spectradyne shall inform Hyatt in writing of the movies proposed to be shown not later than seventy two (72) hours in advance of the scheduled projection. If any such movie is known by Hyatt to be in violation of the Hotel's censorship rules or otherwise prohibited by the Hotel, Hyatt will promptly inform Spectradyne of such fact and Spectradyne shall provide a substitution acceptable to Hyatt. Spectradyne understands and agrees that Hyatt may not be familiar with the contents of each movie scheduled for projection at the hotels; therefore, Hyatt reserves the right to reasonably veto any movie which violates such censorship rules or prohibitions at any time prior to or during its projection.

(e) The Hotel agrees that the movies provided under this Agreement remain the property of Spectradyne. The Hotel shall (i) ensure that the movies are stored under the strictest reasonable security measures, and (ii) shall not allow anyone other than in-room guests and invitees to view the movies. The Hotel shall not allow any copying under any circumstances of the movies and shall not allow the movies to be taken from the premises.

7.  Operation of System.

(a) Subject to applicable regulations of governmental authorities having jurisdiction, Hyatt shall at all times during the term hereof, make available appropriate MATV channels and the television receivers located in the Hotel guest rooms for the transmission of the movies.

(b) Spectradyne shall (i) initially inspect and, if necessary, repair the MATV system to proper working condition to receive and broadcast the movies and such other video programming. Thereafter Spectradyne shall maintain the MATV in good operating condition in accordance with the requirements of the National Agreement, (ii) ensure that all guest room TV Sets are and remain connected to the MATV during the term hereof, (iii) supply in all guest rooms TV Sets capable of properly receiving and displaying in color the movies to be provided by Spectradyne and maintain such TV Sets (including all remote control units thereto) in good operating condition, and (iv) maintain proper tuning of such TV Sets for clear reception of the normal television programs.

(c) Hotel shall, at no cost to Spectradyne, provide the electrical power necessary to operate the Equipment. The personnel of the Hotel, as agents of Spectradyne, shall be responsible for turning the System on and off daily, changing of video cassettes as required, placing program cards in the guest rooms and readjusting such TV Sets whenever guests have altered their clear reception.

(d) Hyatt will grant to the representative of Spectradyne access to all such areas of the Hotel at such times as Spectradyne shall reasonably require in order to perform its obligations hereunder; provided, however, that Spectradyne in the exercise of its access rights and in performance of its obligations hereunder shall not unreasonably inconvenience the guests of the Hotel or unreasonably interfere with the operation of the Hotel.

(e) In the event Spectradyne shall notify Hyatt that Spectradyne desires to use a microwave system for the transmission of movies in the Hotel, Hyatt shall, at no cost to Spectradyne, use reasonable effort to provide suitable space on the roof of the Hotel for the location of a microwave receiver and related equipment, provided, however, that all consents required to locate such receiver and equipment are obtained by Spectradyne.

8.  Advertising and Promotion.

Spectradyne shall supply to Hyatt, at no cost to Hyatt, suitable advertising and promotional material with respect to the movies available through the System, including placards and display cards describing the movies for the benefit of the Hotel guests. Hyatt shall display such advertising and promotional material at suitable locations in the Hotel, provided that Hyatt shall have the right, in its sole discretion, to refuse to display any items the contents or format of which is deemed offensive or not in the best interests of the Hotel.

9.  Training of Hotel Personnel.

Spectradyne shall, at no cost to Hyatt, provide proper training for the Hotel personnel during their respective working hours in the promotion of the use of the System by Hotel guests, the daily operation thereof and routine surveillance of Equipment.

10.  Remuneration.

(a) Hyatt shall, at no cost to Spectradyne, bill Hotel guests for viewing movies projected through the System at the rate(s) hereinafter provided. Billing shall be made on a daily basis in the same manner a's other Hotel charges are billed to guests.

The "Gross Viewing Receipts" for any period shall mean the aggregate gross amount billed by Hyatt to Hotel guests during such period less (i) the amount of taxes, if any, chargeable to Hotel guests in connection with any viewing of movies, and (ii) any uncollectible charges theretofore billed to Hotel guests for viewing movies through the System which were previously reported to Spectradyne to the extent such charges are written off on Hyatt's books during such period.

(b) Initially, the charge for each viewing of a movie shall be _______________ dollars ($_____) and the charge for each viewing of _______________ (such as exercise videos) shall be _______________ dollars ($_____). Such charge shall be subject to adjustment from time to time by written agreement between the parties hereto. In the event that either party shall desire to increase the charge for a viewing, such party shall give to the other party hereto notice (the "Adjustment Notice") specifying the proposed new charge and the proposed effective date thereof (and the date when such Adjustment Notice shall be given is herein referred to as the "Notice Date"). In the event that the parties shall fail, within sixty (60) days from the Notice Date, to execute an agreement setting forth the new charge and its effective date, this Agreement shall terminate upon the expiration of ninety (90) days from the Notice Date unless the parties hereto shall theretofore have executed an agreement in writing in which they agree to submit the matter to arbitration.

(c) In consideration of all rights and privileges granted to Spectradyne hereunder, Spectradyne shall pay to Hyatt with respect to each month during the term hereof, the following formula: (i) in the event Gross Viewing Receipts for any month do not exceed *** per room, an amount equal to *** of the monthly Gross Viewing Receipts generated by the Hotel for such period (the "Commission Feel") and an amount equal to *** of the monthly Gross Viewing Receipts generated by the Hotel for such period as an advertising allowance (the "Advertising Allowance"), and (ii) in the event Gross Viewing Receipts for any month exceed *** per room, an additional amount equal to *** of the monthly Gross Viewing Receipts generated by the Hotel for such period in excess of *** per room, (the "Revenue Share"). The Advertising

Allowance may be used by Hyatt for any advertising purpose(s) Hyatt deems appropriate in its sole discretion and in no way obligates Hyatt to use the funds to recognize or promote Spectradyne, any of its services or Hyatt's relationship with Spectradyne.

(d) on or before the tenth (10) day of each calendar month during the term hereof, Hyatt shall remit to Spectradyne a sum equal to the Gross Viewing Receipts plus applicable taxes collected from guests, on behalf of Spectradyne, for the preceding calendar month less Hyatt's Commission Fee, Advertising Allowance and Revenue Share for such month determined in accordance with subsection (c) of this Section 10, together with a statement showing the Gross Viewing Receipts plus applicable taxes collected from guests for such preceding calendar month.

(e) All Interactive Services shall be provided by Spectradyne to the Hotel at no fee to Hyatt or the Hotel.

(f) on behalf of Spectradyne, Hyatt shall collect applicable taxes from Hotel guests and remit same to Spectradyne for payment by Spectradyne to the applicable government or governmental agencies. It is the responsibility of Spectradyne to provide the Hotel with notification as to the applicability of which taxes are to be collected by the Hotel on behalf of Spectradyne, including any revisions thereof. In the event Spectradyne fails to pay any taxes when due, the Hotel shall have the right to remit such taxes to such agencies on behalf of Spectradyne and Spectradyne shall immediately reimburse the Hotel for payment of such taxes.

(g) The books and records of the Hotel to the extent and only to the extent that they are pertinent to the Gross Viewing Receipts for any period included in the term hereof shall, during normal business hours and upon seven (7) days prior written notice to the Hotel, be open to inspection and audit by an authorized representative of Spectradyne. It is expressly understood that, with respect to the Gross Viewing Receipts during any calendar year, Spectradyne's rights to inspect and audit the books and records of the Hotel pertaining thereto shall not extend beyond two (2) years following the expiration of such calendar year.

11.  Indemnification and Compliance with Laws.

(a) Spectradyne shall, in addition to the following, indemnification requirements as set forth in the National
Agreement.

(b) Spectradyne shall timely secure, and continuously maintain in full force and effect during the term hereof, (i) all licenses, permits and approvals required by any governmental authority having jurisdiction in respect of the services to be performed by Spectradyne hereunder, and (ii) all necessary patents, copyrights, intellectual property rights, distribution rights, music rights, licenses, releases, waivers, and all other necessary consents required of Spectradyne. Spectradyne hereby agrees to indemnify and hold harmless Hyatt and the owner of the Hotel and, at Spectradyne's expense, to defend Hyatt and the owner of the Hotel and each of their respective officers, directors, agents, and employees from and against any claims, demands, causes of action, loss, cost, and expense (including reasonable attorneys, fees) arising from or in connection with or based upon a real or alleged breach by Spectradyne of the foregoing provisions of this subsection, including without limiting the generality of the foregoing, any claims, demands, causes of action, loss, cost, and expense (including attorneys' fees) or fee based upon an alleged or actual infringement of any patent or copyright or an alleged unauthorized broadcast or use of any license. Hyatt shall promptly notify Spectradyne for any matter for which indemnity is sought under this paragraph and, in any event, prior to the incurrence of any expenditures under this Section.

(c) Spectradyne hereby waives any and all claims against Hyatt and the owner of the Hotel and each of their respective officers, directors, agents and employees for any loss of or damage to the Equipment or any property of Spectradyne located in the Hotel except such as may be caused by the willful misconduct or gross negligence of Hyatt, its agents, its employees, or the employees of its agents (and in case of such willful act or negligence, Hyatt's liability shall be limited to the actual cost of the portion of the Equipment or other property lost, damaged, or destroyed). Spectradyne acknowledges that, except in the case of Hyatt's willful misconduct or negligence or that of its employees, the risk of loss with respect to the Equipment or any other property of Spectradyne in the Hotel is exclusively that of Spectradyne, and Spectradyne shall, at its expense, carry hazard insurance against such risk of loss.

(d) The telecasting of the movies and the installation and maintenance of the Equipment by Spectradyne shall be in accordance with proper safety procedures and in conformity with all laws, rules, orders, regulations, and ordinances of the U.S. government and other governmental authorities having jurisdiction, and with the regulations of the Board of Fire Underwriters (or other similar body) applicable to the Hotel.

(e) Spectradyne agrees that it is as fully responsible for the acts and omissions of its subcontractors and of persons either directly or indirectly employed by them as it is for the acts and omissions of persons directly employed by Spectradyne. Spectradyne agrees to bind every subcontractor by the terms of the this Agreement so far as is applicable to the subcontractor's work. However, nothing contained in the provision of this Agreement shall create any contractual relationship between Hyatt and any subcontractor.

12.  Taxes.

Hyatt agrees to pay on behalf of Spectradyne any and all sales, use, ad valorem, admission, property tax, or amusement taxes, or other similar taxes, tariffs, or governmental levy of any form whatsoever in connection with the installation of the Spectravision Equipment. On the offering of the services that Spectradyne provides to the Hotel for Hotel's guests pursuant to this Agreement, nothing contained herein shall create a liability for the Hotel to collect any taxes assessed on the basis of such services provided by Spectradyne, except for those taxes that Hyatt collects on behalf of Spectradyne as set forth in this Agreement.

13.  Insurance.

(a) Spectradyne shall meet its insurance requirements as set forth in the National Agreement.

(b) Spectradyne shall maintain at all times during the term hereof, at its sole cost and expense, adequate comprehensive general liability insurance in amounts to be agreed upon from time to time between Hyatt and Spectradyne against any liability (including attorney's fees) on account of or arising out of injuries to or the death of any person or damage to property occasioned by or in any way connected with the installation, maintenance, removal or replacement of the Equipment or the operation of the System. Such insurance shall name Hyatt and the owner of the Hotel and any other party reasonably requested by Hyatt as an additional insured and Spectradyne shall furnish Hyatt, from time to time, certificates of insurance evidencing compliance with the provisions of this subparagraph.

14.  Force Majeure.

Neither party hereto shall have any liability for the failure to perform or a delay in performing any of its obligations hereunder if such failure or delay is the result of any legal restriction, labor dispute, strike, boycott, flood, fire, public emergency, revolution, insurrection, riot, war, unavoidable mechanical failure, interruption in the supply of electrical power, or any cause beyond the control of such party whether similar or dissimilar to the causes hereinbefore enumerated except in any case an event which can be cured or mitigated by the payment of money; provided, however, that the failure of Spectradyne to deploy and install the New Technology on the schedule established and as required pursuant to Section 4 of the National Agreement shall under no circumstances be deemed a force majeure event.

15.  Assignment.

  This Agreement may be assigned by Hyatt to any successor operator of the Hotel only upon the execution of a written agreement by that successor assuming the obligations of Hyatt under this Agreement. An assignment without such assumption of obligations will operate as a default under this Agreement.

This Agreement may not be assigned in whole or in part by Spectradyne without the prior written approval of Hyatt.

16.  Corporate Room Rates.

Whenever Hyatt's hotel facilities and services are used by directors, officers, employees, and guests of Spectradyne in furtherance of Hyatt's related business, such personnel shall not be required to pay more than Hyatt's corporate rates for their use of such hotel facilities and services.

17.  Default.

(a) In the event that Spectradyne fails, in any material way, to provide the services described in Section 3(d) above to Hyatt's sole satisfaction, at its sole option, upon three (3) days, notice and opportunity to cure, Hyatt may elect to have such service(s) performed by another vendor at the sole cost and expense of Spectradyne. All amounts owed by Spectradyne under this paragraph shall be deducted from amounts payable to Spectradyne by the applicable Hotel. Hyatt will provide Spectradyne, at Spectradyne's request, with copies of such amounts.

(b) Subject to the terms of Section 19 of the National Agreement and except (i) as otherwise provided in (a) above, and (ii) for the reasons that constitute a force majeure as set forth herein, in the event that either party (the "defaulting party") shall fail to perform or comply with any material obligation under this Agreement, the failure shall constitute a default. The non-defaulting party shall notify the defaulting party in writing of the failure and default. In the event the default is not remedied to the satisfaction of the party having given such notice within forty five (45) days after receipt of notice, or if such default is of a nature that it cannot, with due diligence and in good faith be cured within forty five (45) days and such defaulting party fails to proceed promptly and with due diligence and in good faith to cure the same, the non-defaulting party may declare this Agreement terminated as of the one hundred and eightieth (180th) day following the delivery of the original notice.

18.  General Provisions.

(a) Notices. All notices to be given hereunder shall be given in writing and shall be deemed given when deposited in the U.S. Mail with postage prepaid. Notices intended for Hyatt shall be addressed to the Hotel at its above-stated address to the attention of the General Manager, with a copy to Hyatt at its above-stated address, attention: General Counsel. Either party hereto may change its address for notices by giving notice of change to the other party.

(b) Applicable Law. This Agreement shall be governed in all respects by the internal laws of the State of Illinois without regard to the external laws or federal laws pertaining to conflicts of laws.

(c) Modification. This Agreement shall not be modified or amended except by an instrument in writing executed by the parties hereto. Both parties agree to execute any other documents reasonably necessary to accomplish the purposes of this Agreement.

(d) Successors and Assigns. This Agreement shall apply to, and be binding upon, the parties hereto and their respective successors and permitted assigns.

(e) No Joint Venture or Agency Created. Nothing in this Agreement shall be construed to create any joint venture or principal-agent relationship between Hyatt and Spectradyne. Neither party shall hold itself out in any manner which would indicate such a relationship with the other party.

(f) Severability of Provisions. If any part or subpart of this Agreement is found or held to be invalid, that invalidity shall not affect the enforceability and binding nature of any other part of this Agreement.

19. Consents.

The obligations of the parties hereto are conditioned upon the receipt of all necessary approvals, consents, and authorizations required by law or by contract.

20.  Hyatt-Agent.

Spectradyne recognizes that Hyatt Corporation, a Delaware corporation, is the sole agent of Hyatt with regard to the operation of the Hotel until Spectradyne shall receive written notice to the contrary from Hyatt, and Hyatt and Spectradyne agree that Hyatt may perform all obligations of the Hotel and exercise all rights on behalf of the Hotel hereunder.

Spectradyne acknowledges and agrees that the Hotel's only authorized signatories are located at the Hotel's corporate offices at Chicago, Illinois.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, by their officers hereunto duly authorized on the date first hereinabove set forth.

HYATT CORPORATION, as agent of

______________________________
d/b/a ________________________
By: __________________________
Printed Name: ________________
Title: _______________________

SPECTRADYNE, INC.,

a Texas Corporation

By: __________________________
Printed Name: ________________
Title: _______________________

EXHIBIT C

AMENDED AND RESTATED SPECTRAVISION
AND INTERACTIVE SERVICES NATIONAL AGREEMENT

NEW TECHNOLOGY SPECIFICATIONS AND PERFORMANCE CHARACTERISTICS

Spectradyne "New Technology" Services shall be provided with the following performance characteristics:

1. Both Phase I and Phase II movies will be-delivered to the viewer at 360 lines of resolution or better, with color clarity and definition superior to the current Spectravision VHS product.

2. Transmission of movie signals will be equal to or greater than 16 frames per second to provide !,flicker free,, video images.

3. Phase I will provide a minimum of 8 movie channels, Phase II will provide no fewer than 20 full length video programs available for viewing at random start times simultaneously by all hotel guests requesting the same selection.

MASTER ANTENNA SYSTEM MINIMUM SPECIFICATIONS

Spectradyne shall upgrade the Hotels MATV system to the following standards:

All electrical equipment will be U.L. listed or built to U.L.
specifications, and meet all FCC radiation requirements. All installations shall be made in accordance with national and local electrical codes.

Standard for signal strength measurement shall be a calibrated field strength meter. The minimum acceptable specifications are detailed below.

The MATV will be upgraded to provide the transmission standards necessary to carry the signals required by the New Technology services at broadcast quality standards. There will be no visible degradation of picture quality from the MATV system input point to any MATV system output point on the system.

I.  Head-End Specifications

1. Single channel processors with AGC and aural carrier reduction will be used to process each off-air signal. Preamplifiers will be used where necessary to achieve an input carrier level of sufficient amplitude to be within the range of the AGC in the channel processor.

a. The output of individual strip amplifiers, modulators or channel processors will be combined using a methodology which will provide a minimum of thirty (30) Db of isolation port to port.

b. Items providing less than thirty (30) Db of isolation will not be used in the head-end environment to combine signals.

2. A Broadband Amplifier having a bandwidth of 5-450 MHZ, or greater, and equipped with Sub-Split Return will be used to amplify the combined output. The amplifier will be designed for two-way compatibility using sub-split return. The forward direction designed for 54 to 450 MHz or greater and the return designed for 5.75 to 35.75 MHz. The forward direction is to include both gain and tilt controls.

3. Visual carrier to spurious signal response shall be greater than 50db. Cross modulations shall be greater than 5ldb.

4.  Visual/aural carrier ratio on any channel, will be 15 dBMv
+/- 2 dBMv.

5. Amplitude response within any single T.V. channel (visual carrier to aural carrier) will be flat (+/- 2 dB)

6. UHF to VHF converters will be completely solid-state with a self-contained power supply. Input and output impedance shall be 75 ohms.

The frequency of the output will be crystal controlled and will be within +/-
 .005% of the desired output frequency.

7. The VHF to VHF Convertors will be completely solid-state with a self-contained power supply. Input and output impedance shall be 75 ohms.

The frequency of the output will be crystal controlled and within +/- .005% of the desired output frequency.

8. Antennas will be selected and installed so as to produce the best picture obtainable. Any local government permits required for the antenna installation will be obtained prior to actual installation of the antennas.

Antennas and masts will be constructed and installed so as to withstand 100 mph winds. All Antennas used will have an adapted impedance of 75 Ohms and weather boots will be used to protect all outdoor antenna connections.

When antennas are providing the signal source for "off-the-air" channels, Picture quality will be equal to or better than the picture quality available from local cable TV sources, as appropriate or applicable. At minimum, ABC, NBC, CBS, PES, and local UHF channels will be available from the MATV. Closed caption service at the TV must be provided for each of the three principal network channels, given programming availability as provided by network sources.

9. Metal Cabinets designed for E1A 19" rack mounted equipment will be used to enclose the head-end active equipment. Suitable 115V AC power outlets will be installed in the cabinet for the equipment powering, including two additional outlets for maintenance equipment.

10. Pads, cable, and other miscellaneous equipment will be supplied and installed to make an operating head-end that meets all of the specifications as outlined. All cable used in the head-end equipment rack will be of Tri or Quad Shield design and will provide a minimum of 100 percent shielding from radiation and signal ingress or such other cable as to meet MATV standards of performance established herein.

Distribution System Specification

1. Frequency Response of the system (excluding amplifiers) will pass 5 MHz to 450 MHz. Amplitude response for this spectrum will be +/- 4 dB with respect to the line represented by normal cable tilt. The system will be designed as two-way capable, i.e., subsplit return.

2. Visual Carrier Level in each room will be no.less than 2 dbMV on any single channel of the system.

a. The maximum allowable variance between any two adjacent channels will be 2 dBMv.

b. The maximum allowable variance between any two non-adjacent channels will be 12 dBMv @ 450 MHy or 3db per 100 MHy of band width.

3. Room to Room Isolation will be greater than 30 dB. Isolation values of all devices separating any two given rooms will be used for the purpose of this calculation as well as the structural return loss of all interconnecting cabling.

4. Visual carrier-to-noise ratio on any channel (4 MHz bandwidth) will be at least 42 dB at any T.V. outlet.

a. The visual carrier to coherent noise ratio (intermodulation) will be greater than 46 dB.

5. Reflections ingressing MATV distribution system, which may cause ghosts and shadows within the system, will be more than 40 dB below the respective picture carrier.

6. Taps, splatters, and other passive equipment will be of the totally shielded type, using a sealed metal or aluminum case, so as to minimize radiation and ingress. All connections will be "F" type connectors.


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a.  Taps used will be designed to pass 5 MHz to 450 MHz, or greater

b. Splitters will be designed to pass 5 MHz to 450 MHz, or greater

C. Where the last tap on the riser is not a terminated tap, 75 ohm terminations will be used to terminate the end of all riser lines at the through port output.

7. Coaxial cable shall be of 75 ohm impedance with a return loss of 20 dB minimum from 5 MHz to 450 MHz. Cable construction will be solid copper or copper-clad steel center conductor and cellular polyethylene dielectric. Cables will be provided with two shields. The first shield shall consist of .002 inch double aluminum coated mylar or polypropylene tape with 1/811 overlap, bonded to the dielectric. The second shield shall be a minimum 60% coverage braid consisting of 34 AWG aluminum or tinned copper wire. The jacket shall be non-contaminating low temperature polyvinyl chloride or Teflon. Where ambient signal levels, as.measured with a half wave dipole, exceed 15 dB a cable having an effective shielding of 67 percent or greater will be utilized outside of all conduits.

a. Cable Sizes used in the system can be either the same as RG-6 or RG-11. The RG-11 size is used for longer trunk lines and the RG-6 size is used for shorter feeder lines. Where conservation of signal is of prime importance in elimination of additional amplifiers, in cascaded systems, a cable having a diameter of .500 inches may be used, or such other configurations meeting performance standards stipulated herein.

b. RG-11 size cable will have a nominal loss per 100 feet of .96 dB at 55 MHz,
1.9 dB at 211 MHz, 2.75 dB at 450 MHz.

c. RG-6 size cable shall have a nominal loss per 100 feet of 1.6 dB at 55 MHz,
3.05 dB at 211 MHz, 4.4 dB at 450 MHz.

d. .500 cable will have a maximum loss per 100 feet of .56 dB at 55 MHz, 1.09 dB at 211 MHz, 1.63 dB at 450 MHz.

e. Coaxial cable runs will be continuous lengths and no splices shall be permitted in any conduit run. Cables shall be installed without sharp bends or physical distortion.

f. Sweep testing of each reel of coaxial cable will be performed over the 5-450 MHz range by the cable manufacturer, as per cable industry standards for transmission and structural return loss and be so certified in writing by the cable manufacturer.

8. Coaxial Cable Connectors will be used to connect to equipment as required. Connectors will be solderless, 75 ohm impedance and be designed for the specific type of cable used. RG-6 connectors will be one piece construction having an integral ferrule


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requiring a "HEX" type crimp for proper installation on the cable. RG-11 connectors will use the cables center conductor as the connector's center pin. All connections will be made using crimp tools of a design consistent with the connectors construction and intended use.

9. Amplifiers, Pads, Cable, and other miscellaneous equipment will be supplied and installed to make an operating distribution system that meets all of the specifications as outlined.

III.  Supplemental Distribution System

Systems requiring line extender amplifiers will be designed to the same standards as the primary distribution system. Where more than two amplifiers are in cascade the third and fourth amplifiers will have their maximum full gain derated by a minimum of three dB. Further doubling of the cascade will result in additional gain reductions, of three dB, each time the cascade is doubled.


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EXHIBIT D

AMENDED AND RESTATED SPECTRAVISION
AND INTERACTIVE SERVICES NATIONAL AGREEMENT

TELEVISION SPECIFICATIONS

Televisions provided by Spectradyne under this contract shall have at minimum the following features:

1.  20 or 25 inch screens, at Hyatt's option
2.  "Smart Plug" compatibility with the Spectradyne system
3.  Closed Caption
4.  Stereo sound
S.  Channel labeling
6.  Sleeptimer
7.  Clone Programming
8.  Non-volatile memory
9.  100+ Channel Capacity
10.  Remote interface connector
11. TV's will be capable of no fewer than 360 scan lines of resolution

The General Electric Model #20GH2SO twenty inch set and the General Electric Model #25GH350 twenty-five inch set meet the technical standard of this specification, however, Hyatt reserves the right to select the appropriate color, appearance, and decor of any set prior to their purchase and installation.

All television sets will be equipped with SpectraMates and full function remote controls with the following minimum features:

1.  Separate "Pay TV" buttons

2. one button access to free "Pay TV" movie previews, descriptions or schedules as appropriate to product (MOVIE) configurations.
3.  one button access for hotel information services
4.  Channel recall
5. Numeric channel control keypad as well as channel up and down buttons
6.  Volume up and down buttons
7.  Mute button

Spectradyne remote control model RHHH-1 meets the technical standard of this specification.